Exhibit 99.2

February 11, 2002

Dear Shareholder:

As we begin the new year, I wanted to provide you with an update on the status of the legal issues facing AremisSoft, along with a progress report on SoftBrands, Inc.  As we move forward with our strategic plan, all of our vertical market software operations will be conducted under the SoftBrands name, our new corporate brand.

Over the past few months, we have been actively engaged in reorganizing the Company and implementing plans to resolve our previously announced legal and regulatory issues.  While I must caution you that the litigation and regulatory issues facing the Company pose significant uncertainty, each of the steps we have taken, or plan to take, is directed at creating value for you, our shareholders.

In the interest of further improving our communications with you, we are planning a conference call followed by a series of open meetings with shareholders to be scheduled over the new few weeks.  You will receive scheduling information for these meetings shortly.

Outstanding AremisSoft Legal and Regulatory Issues

SEC Investigation

We continue to cooperate with the SEC in its investigation. Over the last several months, we have made public background information relating to the SEC matter in the form of press releases and Form 8-K filings with the SEC.  This previously disclosed information has been summarized in an Addendum attached to this letter, and I would urge all shareholders to review this material thoroughly.  The full text of any press release is available on the AremisSoft website at www.aremissoft.com/investors/pressrel.asp.

Civil Suits

Previously disclosed information related to civil suits filed against and on behalf of the Company has been summarized in the attached Addendum, and again, I would urge all shareholders to review this material.

AremisSoft Operations

AremisSoft is the parent company of SoftBrands, Inc.  SoftBrands is a wholly owned subsidiary dedicated to the expansion of the company’s vertical-market software businesses.  The remaining operations of AremisSoft consist primarily of its international healthcare business (including a contract with the National Health Insurance Fund of Bulgaria “NHIF” in Bulgaria), a construction software business, and selected commercial operations in India.

Through a wholly owned subsidiary, Meta Solutions, we are in intense conversations with the NHIF in Bulgaria about the future of our software development and support of their healthcare project.  We believe that the NHIF owes us approximately $900,000 for work we have performed on this project.  Future support of that project depends upon our receipt of these funds.

AremisSoft retains ownership of the company’s investment in GlobalSoft, a Cyprus-based software company.  As previously announced, we were not able to substantiate the results of operations reported by the Cyprus-based Emerging Markets Group in 2000 or the values it assigned to several acquired businesses and are currently attributing virtually no value to this portion of our business.  We thank Deloitte & Touche for its forensic accounting services, which proved invaluable in our efforts to better understand these issues.

We do believe that AremisSoft may benefit from a number of claims related to the Emerging Markets Group, and we are considering various options with respect to realizing the value of AremisSoft’s remaining assets.

Reorganization of AremisSoft

The Company has retained the legal and consulting support to assist it in finding strategic solutions to the current legal and financial reporting issues facing AremisSoft.  Management and the board intend to consider all available alternatives, including a possible voluntary reorganization plan under the protection of Chapter 11 of the U.S. Bankruptcy Code. Any such formal restructuring will be directed at settling outstanding litigation and preserving and creating value. The establishment of SoftBrands is an important step in creating separate mind share for the customers of the company’s vertical-market software businesses and in separating those businesses from the issues facing AremisSoft.

Quarterly Reports on Form 10-Q and Financial Information

As noted in our Form 8-K filing on December 4, 2001, vital financial information on AremisSoft’s Emerging Markets Group and Cyprus corporate operations is missing and unavailable to Company management.  Consequently, AremisSoft has been unable to file current financial statements or to restate prior period financial statements.

We certainly understand your frustration in assessing the outlook for your investment in the absence of timely financial information.  But in the absence of this information, we cannot currently provide you with meaningful financial results for AremisSoft or SoftBrands in a form consistent with SEC regulations.  Once our reorganization has been completed, we intend to begin providing periodic financial statements for SoftBrands.

Dismissal of Auditor

We have dismissed PKF, AremisSoft’s independent auditor, and are actively interviewing  prominent international public accounting firms to serve as independent auditor of SoftBrands.

SoftBrands, Inc.

As announced to you on October 16, 2001, SoftBrands was created to consolidate the Company’s core businesses — vertical software and development activities — under the SoftBrands name, and to segregate those healthy operations from the legacy of legal and financial reporting issues facing AremisSoft.  Additional information about the creation of this wholly owned subsidiary is contained in the attached Addendum under the heading “The Details Behind the Formation of SoftBrands”.

Vision and Strategy

SoftBrands is focused exclusively on the enterprise application software market and will pursue future growth both internally and through selective acquisitions.  SoftBrands’ mission is to help its customers preserve their substantial investment in core enterprise systems by providing them with essential product enhancements.

In today’s environment, SoftBrands’ management believes that the challenge of diminished financial returns and the increasingly difficult demands on application software vendors to continually enhance and support their core systems requires substantial investment in alternative research and development strategies.  Addressing this reality is critical to our industry’s long-term success, and we believe that SoftBrands’ software development operations provide the resource flexibility needed to make appropriate investments in new products.

Software Development Operations

The Company’s primary software development operations are in Minnesota, Colorado, Kansas and Georgia in the United States.  Internationally, the Company has development operations in Blackburn, England, Tianjin, China and in Delhi and Bangalore, India.  The significant cost advantages of offshore software development are a key component of the SoftBrands’ strategy.  Fourth Shift, which was acquired by AremisSoft in April of 2001, has been developing software in China since the late 1980’s.

The SoftBrands Manufacturing Group is now using this strategic resource as a foundation for its core Fourth Shift development work.  SoftBrands also has development operations for its evolution manufacturing product in Delhi, India and is developing Hospitality Software in Bangalore, India.

Based upon my recent visit to both our India and China development facilities, I am confident that these resources will continue to bring significant advantage to SoftBrands.

SoftBrands Manufacturing

The SoftBrands Manufacturing Group is a leading ERP and SCM (supply chain management) software provider.  It offers a range of proven solutions to mid-sized operations in all areas of manufacturing.  The group’s three-core product offerings — Fourth Shift, evolution and DemandStream — offer manufacturers industry standard supply chain solutions utilizing Micro Data Base Systems (mdbs), Microsoft® Windows® NT/2000/XP, Microsoft SQL Server, Unix, Oracle® and Informix technologies.

Each high-value product solution provides flexibility, scalability, and rapid return on investment.  SoftBrands Manufacturing solutions offer total support from a stable global organization that has the capacity and infrastructure to provide local-level support through implementation, maintenance, training and ongoing support and development.  The Group is headquartered in Minneapolis, under the leadership of group president, Randy Tofteland. Estimated annual 2002 revenue of the SoftBrands Manufacturing Group is approximately $52 million.

SoftBrands Hospitality

The SoftBrands Hospitality Group is one of the world’s leading providers of enterprise software tailored and dedicated to the hospitality industry.  The group’s software solutions — Property Management Systems (PMS), Central Reservation Systems, Restaurant & Banqueting and Spa, Club, Golf and Retail management — provide hotels, resorts, restaurants, spas and country clubs with proven technology to support and enhance operational efficiency.

The Hospitality Group is committed to on-going customer care and is actively seeking new ways to make technology serve its customers and the business challenges they face.  Its combination of powerful solutions allows customers to focus on “The business of doing business.”  Effective January 2002, this group is headquartered in London and is lead by Mike Preston, its president. The SoftBrands Hospitality Group anticipates annual 2002 revenue of around $29 million.

SoftBrands Corporate Management

In addition to myself, we have assembled a highly experienced management team at the corporate level, including our chief financial officer, Dave Latzke; Paul Bloom, senior vice president of corporate development, and Steve Cohen our corporate controller.

The latest addition to our management team is Jim Johnson, who joined SoftBrands in December as senior vice president & chief technology officer.  Jim, an international software veteran, is responsible for the strategic utilization of our software development resources.

Jim has been around the software business since 1976 and has held positions of significant responsibility at Sterling Software, Inc. and Sterling Commerce, Inc.  He holds a BS in Quantitative Analysis, an MBA from Fresno State College, and is the founding director of the Chinese Electronic Commerce Association.

I believe we have the leadership in place to build a world-class software company.

Current Operations

All of SoftBrands approximately 750 employees in 34 offices in 18 countries are aligned with SoftBrands’ long-range strategy. Our Manufacturing and Hospitality teams are aggressively implementing their strategies and have been remarkably successful in both maintaining their respective customer bases and adding new customers to the SoftBrands family.  Going forward, we believe our Manufacturing and Hospitality business units possess strong and sound fundamentals.  While the negative publicity surrounding AremisSoft has been a distraction and a cause for concern, we do not believe this publicity has had a significant impact on our core business operations.

The revenue guidance provided earlier on SoftBrands’ Manufacturing and Hospitality operations should give you some sense of the magnitude of our business.  This information is provided in keeping with the cautionary statements disclosed elsewhere in this letter, which I urge you to read.

At this writing, our guidance for 2002 must be one of cautious optimism.  We will refine this guidance as we resolve AremisSoft’s current issues and as we get further into the year.

I want to thank you all for your patience and understanding.  As we work through the remaining issues and focus our efforts on building a world class software company, we welcome your continued support.

Sincerely,

George H. Ellis

Chairman & CEO

Enclosure

Cautionary Statement: All statements, other than historical facts, included in the foregoing press release regarding the Company’s financial position, business strategy, and plans of management for future operations are “forward looking statements.” These statements are based on management’s beliefs and assumptions, and on information currently available to management. Forward looking statements include, but are not limited to, statements in which words such as “expect,” “see,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used. Forward looking statements are not guarantees of future performance. They involve risks, uncertainties, and assumptions, including risks discussed in the Company’s Form 8-K dated December 19, 2001, SEC File No. 0-25713, all of which are incorporated herein by reference. In particular: The Company is unable to substantiate the approximately $90 million of revenue reported from its emerging markets group for fiscal 2000, or the value of several acquisitions. The Company was able to confirm only $1.7 million of revenue in 2000 from the NHIF in Bulgaria while it reported $7.1 million of revenue from such contract. The Company has not filed periodic reports since the report for the quarter ended March 31, 2001, or restated prior reports to take account of the foregoing, and there is therefore no current financial information available regarding its operations. The Company is subject to pending litigation by the SEC, and by a class that consists of most of its former shareholders. The Company’s ongoing software businesses are subject to the risks inherent in the software applications markets in which they function, and world events that affect those markets, including the worldwide downturn in the hospitality business after September 11, 2001, and the general affects of a declining economy on the manufacturing business. The Company undertakes no obligation to publicly update these forward looking statements, whether as a result of new information, future events or otherwise.

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ADDENDUM

This Addendum contains previously disclosed information that management views as essential to understanding the current situation facing AremisSoft and its shareholders.  Management urges all interested parties to review this information carefully and thoroughly:

OUTSTANDING AREMISSOFT LEGAL AND REGULATORY ISSUES

SEC Investigation

On July 31, 2001, AremisSoft Corporation (the “Company”) announced that it was cooperating with a Securities and Exchange Commission (“SEC”) investigation into, among other things, the Company’s contracts with the National Health Insurance Fund of Bulgaria (“NHIF”‘).  After commencement of the SEC investigation, AremisSoft engaged outside accountants to review cash receipts from the Bulgarian contracts.  Based upon this review, AremisSoft was able to confirm receipt of only $1.7 million from the NHIF, while it had recognized a total of $7.1 million of revenue on these contracts during 2000.  AremisSoft also asked outside counsel to review the contracts with the NHIF to further determine the size and scope of the contracts.  Based upon this review, AremisSoft believes that it was awarded the first two phases of the contracts, worth approximately $3.9 million in revenue (based on exchange rates in existence on the date of signing), but that the other phases of the contracts are contingent on a number of events.

In part because of the SEC investigation, because of irregularities that became apparent during the review of the NHIF contracts, and because of the officer and director changes referenced below, in August 2001 AremisSoft asked it’s counsel to investigate certain activities in the Company’s Cyprus-based Emerging Markets Group (“EMG”), an operating group managed by executives who have since left its employ.  The Company’s Board of Directors also created a Special Litigation Committee, comprised of its three outside directors, to work with the Company’s counsel.

In September 2001 the Company announced that, based on available information, it had concluded that, in addition to the previously reported issues relating to the Bulgarian contracts, there are financial and accounting irregularities relating to revenue recognition in the EMG. The Company is unable to substantiate the approximately $90 million of consolidated  revenue reported by the EMG in 2000 or the expenses associated with the EMG or its Cyprus operations. Additionally, the Company concluded that it’s acquisitions of e-nnovations.com, E-ChaRM India Pvt. Ltd. and Denon International Ltd., companies identified and evaluated by executives in the EMG, were recorded at values not substantiated by information developed in the investigation.

ADDENDUM

On October 4, 2001, the SEC filed suit in the Southern District of New York against the Company, and against Roys Poyiadjis and Lycourgos Kyprianou, former Co-Chief Executive Officers of the Company, alleging that the defendants overstated the value of the Company’s contracts, revenues and recent acquisitions, and that the two former officers engaged in insider trading. On October 19, 2001, the Company, without admitting or denying any of the allegations in the suit, consented to the entry of a preliminary injunction enjoining it from violating certain securities laws pending the outcome of the litigation.  On the same date, the court entered an order preliminarily enjoining Mr. Poyiadjis and Dr. Kyprianou from further violations of securities laws, freezing their assets derived from the sale of AremisSoft stock, and requiring them to account for and repatriate such assets to the United States.  The order does not freeze the assets of the Company or otherwise affect its business operations.  The Company continues to cooperate with the SEC in connection with its investigation and lawsuit.

The Company is also aware that the Office of the United States Attorney for the Southern District of New York has commenced an investigation relating to the irregularities cited in the SEC proceedings, including the insider trading allegations.  The Company is cooperating with such investigation.

Civil Litigation

                (1)           Delaware Derivative Action.  On June 8 and June 11, 2001, Plaintiffs Thomas Malagisi and Jeffrey Munic respectively brought shareholders’ derivative suits in Chancery Court for the State of Delaware, alleging that several of AremisSoft’s Directors and former Directors (including Lycourgos K. Kyprianou, Roys Poyiadjis, Dann V. Angeloff, H. Tate Holt, George Papadopoulos, John Malamas, Noel Voice, George H. Ellis, and Theodore S. Fessas—AremisSoft Corporation was a Nominal Defendant) had breached their fiduciary duties to the Corporation.  The claims were consolidated on July 12, 2001 as In Re AremisSoft Corporation Derivative Litigation (Consolidated Civil Action No. 18954), and dismissed by the Plaintiffs on October 25, 2001.

                (2)           New Jersey Derivative Action.  David Weir, a common stock holder, brought a shareholders’ derivative suit against several of AremisSoft’s Directors and former Directors, including its Audit Committee members, (including Kyprianou, Poyiadjis, Michael Tymvios, Dann V. Angeloff, H. Tate Holt, Stan J. Patey, George Papadopoulos, John Mamalas, and Paul I. Bloom), in the United States District Court for New Jersey on August 10, 2001 (Civil Action

ADDENDUM

No. 01-CV-3819).  The complaint alleges that all Director Defendants are liable for intentional or reckless beach of fiduciary duty, and gross mismanagement, and further that the Audit Committee breached a distinct fiduciary duty in failing to perform its “crucial watchdog functions.”   To the Company’s knowledge, the Company is the only Defendant that has been served with the complaint in this action.  Plaintiff has requested a jury trial, and seeks the removal and replacement of Defendants as Directors of the Company and the appointment of a receiver to manage the Company until new Directors are elected; a declaration that Defendants have breached their fiduciary duties; compensatory and punitive damages with interest; and costs.

                (3)           New Jersey Securities Class Action.  Gunner Torderlund brought a Class Action Complaint against AremisSoft, Lycourgos Kyprianou and Roys Poyiadjis in Federal District Court for the District of New Jersey, on May 24, 2001.  Six similar Class Action Complaints followed.  The class asserted in each Complaint includes all persons who purchased AremisSoft common stock (or, for Plaintiffs Keystone Trading Partners and Ben Burgoyne, AremisSoft securities) between December 17, 1999 and May 17, 2001.  Plaintiffs allege that the Defendants violated § 10(b) of and Rule 10b-5 under the Exchange Act and additionally that the individual Defendants are liable as controlling persons under § 20(a) of that Act.   The various plaintiffs stipulated among themselves as to the appointment of lead plaintiffs (now George D. Bjurman and Associates, Ralph DeLuca, Keystone Trading Partners, and Andy Win) and lead counsel, and successfully moved to consolidate the actions on August 27, 2001.  The action is now styled In Re AremisSoft Corporation Corp. Securities Litigation (Civil Action No. 01-CV-2486).  There have been no further proceedings.

DETAILS BEHIND THE FORMATION OF SOFTBRANDS

On October 16, 2001, the Company incorporated SoftBrands, Inc. as a wholly owned subsidiary.  On December 13, 2001, AremisSoft contributed to SoftBrands all of the outstanding capital stock of SoftBrands Manufacturing, Inc. (formerly “Fourth Shift Corporation”), and SoftBrands Manufacturing became a wholly owned subsidiary of SoftBrands.  At the end of December 2001, SoftBrands incorporated three additional subsidiaries: SoftBrands Hospitality, Inc., SoftBrands Licensing, Inc. and SoftBrands International, Inc.

Effective as of December 31, 2001, AremisSoft Corporation has transferred all of the domestic operating assets and liabilities of AremisSoft Hospitality (US), Inc. to SoftBrands Hospitality, and transferred all the international assets and liabilities of subsidiaries of AremisSoft Hospitality (US), Inc., and of the hospitality and

ADDENDUM

manufacturing business of AremisSoft UK plc to subsidiaries of SoftBrands International.  After completion of these transfers, all of the United States manufacturing software business of the Company is now conducted through SoftBrands Manufacturing, Inc., a wholly owned subsidiary of SoftBrands, all of the United States hospitality software business of the Company is conducted through SoftBrands Hospitality, Inc., a wholly owned subsidiary of SoftBrands, the India Development business is conducted through a wholly owned subsidiary of SoftBrands International, Inc. and all of the international hospitality and manufacturing software businesses of the Company are conducted through subsidiaries of SoftBrands International, Inc.

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